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    This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated May 15, 1998, and the related Letter of Transmittal and is being made to all holders of Shares. Capitalized terms not defined in this notice are defined in the Offer to Purchase. The Offer is not being made to nor will the Company accept tenders from holders of Shares in any jurisdiction in which the Offer or its acceptance would violate that jurisdiction's laws. The Company is not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of such jurisdiction. In those jurisdictions whose laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                               Notice of Offer by
                              CASTLE & COOKE, INC.
                           to Purchase for Cash up to
                      3,000,000 Shares of its Common Stock
                  at a Purchase Price not Greater than $19.50
                         nor Less than $17.75 per Share

    Castle & Cooke, Inc., a Hawaii corporation (the "Company"), invites its stockholders to tender shares of its common stock, no par value (the "Shares") to the Company at prices net to the seller in cash, not greater than $19.50 nor less than $17.75 per Share, specified by such stockholders upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 15, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). The information contained in the Offer to Purchase and the Letter of Transmittal is incorporated by reference herein in its entirety.

    THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THE OFFER.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 19, 1998 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.

    The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $19.50 nor less than $17.75 per Share) (the "Purchase Price") that it will pay for Shares validly tendered pursuant to the Offer taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the Purchase Price which will allow it to buy 3,000,000 Shares (or such lesser number as are validly tendered at prices not greater than $19.50 nor less than $17.75 per Share) pursuant to the Offer. All Shares validly tendered at prices at or below the Purchase Price will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration terms described below. For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased), subject to proration, Shares which are validly tendered at or below the Purchase Price when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal. Under no circumstances will the Company pay interest on the Purchase Price.

    Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Date more than 3,000,000 Shares (or such greater number of Shares as the Company may elect to purchase

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pursuant to the Offer) are validly tendered at or below the Purchase Price, the
Company will accept Shares for purchase, in the following order of priority: (a) first, all Shares validly tendered by any Odd Lot Owner (as defined in the Offer) who tenders all such Shares beneficially owned by such Odd Lot Owner at or below the Purchase Price (partial tenders will not qualify for this preference) and who completes the box captioned "Odd Lots" on the Letter of Transmittal, and, if applicable, on the Notice of Guaranteed Delivery, and (b) then, after purchase of all of the foregoing Shares, all other Shares validly tendered at or below the Purchase Price before the Expiration Date on a pro rata basis, if necessary (with adjustments to avoid purchases of fractional Shares).

    The Offer provides stockholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $19.50 nor less than $17.75 per Share) at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash without the usual transaction costs associated with open-market sales. The Company is making the Offer because the Board of Directors believes that the purchase of Shares is an attractive use of the Company's financial resources.

    NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE COMPANY INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

    The Company reserves the right, at any time or from time to time, in its sole discretion, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. Subject to certain conditions set forth in the Offer, the Company also expressly reserves the right to terminate the Offer and not accept for payment any Shares not theretofore accepted for payment.

    Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company, may also be withdrawn after 12:00 midnight, New York City time, on July 13, 1998. For a withdrawal to be effective, the Depositary must timely receive a written notice of withdrawal. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder (if different from that of the person who tendered such Shares). If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers of the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility.

    THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, WHICH SHOULD BE READ BEFORE STOCKHOLDERS DECIDE WHETHER TO ACCEPT OR REJECT THE OFFER AND, IF ACCEPTED, AT WHAT PRICE OR PRICES TO TENDER THEIR SHARES.

    The Offer to Purchase, the Letter of Transmittal and related documents are being mailed to record holders of Shares and are being furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list (or, if applicable, who are listed as participants in a clearing agency's security position listing) for transmittal to beneficial holders of Shares.

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    The information required to be disclosed by Rule 13e-4(d)(1) of the
Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated in this notice by reference.

    Please contact the Information Agent for copies of the Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer. It will furnish copies promptly at the Company's expense.

                      The Information Agent for the Offer is:

                                          D.F. King & Co., Inc.
                                          77 Water Street, 20th Floor
                                          New York, NY 10005
                                          (212) 269-5550 (Call Collect)
                                                -or-
                                          Call Toll Free: (800) 290-6424

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